Exhibit 10.12

PREMIER, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

AMENDMENT 2008-1

WHEREAS, Premier, Inc., a Delaware company (the “Company”), adopted the Premier, Inc. Annual Incentive Compensation Plan, effective July 1, 1996, for the benefit of selected employees of the Company and its affiliates, subsidiaries, and managed entities which the Company permits to participate in the Plan;

WHEREAS, the Company has amended and restated the Plan, most recently effective September 1, 2003;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has reserved the right to amend the Plan;

WHEREAS, the Committee has determined that a ministerial amendment to the Plan is required to continue the Plan’s compliance with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the Plan is amended, effective January 1, 2009, to provide as follows:

1.  The first sentence of Section 8.1, relating to the payment of Awards under the Plan, is amended in its entirety to provide as follows:

Subject to Article 9, Awards shall be paid in cash on September 15th following the end of the Company’s fiscal year-end (June 30); however, a delay in payment of the Award shall not entitle the Employee to any interest or other increment due to the delayed payment.

2.  Section 8.2, relating to the deferral of the payment of Awards under the Plan, is amended by the addition of the following clause to the end thereof;

and which agreement is drafted and operated to meet the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

IN WITNESS WHEREOF, the Compensation Committee of the Company’s Board of Directors has authorized its member to execute this Amendment 2008-1 to the Plan this 31st day of December, 2008.

/s/ Robin Bernstein
For the Compensation Committee